Exhibit 99

[Centra Financial Holdings, Inc. logo]

To Our Stockholders:

Centra entered 2005 with a strong performance across the board in the first quarter. Significant asset and deposit growth, increased earnings, a low delinquency rate, and strong capitalization have resulted in our continuing position as one of the best performing new banking companies in the nation.

Total assets grew 26% to $472 million at March 31, 2005 compared to $374 million at March 31, 2004. Total loans increased 31% over last year to $418 million at March 31, 2005 compared to $319 million at March 31, 2004. This growth was made possible by increased deposits of $85 million to $415 million at March 31, 2005 from $330 million at March 31, 2004, or an increase of 26%. Earnings for the first quarter have more than doubled (132% increase) to $836,000 compared to $361,000 in the same quarter last year.

A total risk based capital ratio of 11.99% exhibits that Centra stands strong based on regulatory capital guidelines. Centra’s loan delinquency rate of 0.14% and non-performing assets of $304,000 are significantly less than that of our peer banks.

In the first quarter we welcomed two individuals to our Boards of Directors. Dr. Julian E. Bailes, Chairman of Neurosurgery at the West Virginia University School of Medicine joined the Morgantown Board. Dr. Bailes is an internationally renowned neurosurgeon with an outstanding record of accomplishment. Throughout his entire career he has demonstrated himself as a leader, especially at West Virginia University.

Manuel P. Arvon, Superintendent of Berkeley County Schools joined the Martinsburg Board of Directors. Mr. Arvon’s talents are widely recognized in his management of the fastest growing school system in West Virginia and one of the fastest in the nation. His roots run deep in the Eastern Panhandle and he is known as a wise and courageous leader.

Our entire Board welcomes the expertise and guidance that Dr. Bailes and Mr. Arvon will bring to the group. All of our Directors are directly engaged with the bank at many different levels. This has set an important tone, signaling to employees, customers, shareholders, and regulators that our Board is following the major developments of this bank very closely.

The commitment and dedication that Directors have demonstrated to the bank and our shareholders has positioned the company for the future and raised the bar even further than at the time we opened. When reviewing the list on the back page of this report, you can’t help but notice that these individuals are of the highest stature in their respective communities. Several are among the largest area employers and all are indisputable centers of influence that have attracted countless customers to the bank.

We have a unique company, one of the most successful in the nation and I believe that the people of Centra are moving thoughtfully and effectively toward realizing its potential.

Your comments and suggestions are always welcome.

Sincerely,

/s/ Douglas J. Leech
Douglas J. Leech
President and CEO

Assets
(in thousands)

June	399,059
September	435,876
December	442,284
March	472,097

Loans
(in thousands)

June	347,237
September	382,352
December	396,914
March	417,557

Deposits
(in thousands)

June	353,893
September	380,616
December	385,822
March	415,447

Quarterly net income
(in thousands)

June	403
September	550
December	690
March	836

Centra Financial Holdings, Inc., and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	Quarter Ended March 31,
	2005	2004
INTEREST INCOME
Loans,including fees	$6,034	$4,169
Loans held for sale	28	14
Securities available-for-sale	150	85
Interest-bearing bank balances	22	7
Federal funds sold	8	35

Total interest income	6,242	4,310

INTEREST EXPENSE
Deposits	1,955	1,506
Short-term borrowed funds	105	16
Long-term debt	123	—

Total interest expense	2,183	1,522

Net interest income	4,059	2,788

Provision for loan losses	437	365

Net interest income after provision for loan losses	3,622	2,423

OTHER INCOME
Service charges on deposit accounts	193	189
Other service charges and fees	208	149
Secondary market income	205	135
Other	33	34

Total other income	639	507

OTHER EXPENSE
Salaries and employee benefits	1,471	1,161
Occupancy	263	236
Equipment	274	235
Advertising	189	112
Professional fees	83	50
Data processing	142	214
Other	514	362

Total other expense	2,936	2,370

Income before income tax	1,325	560

INCOME TAX EXPENSE	489	199

Net income	$836	$361

Basic earnings per share	$0.33	$0.14
Diluted earnings per share	$0.31	$0.13
Weighted average shares outstanding — basic	2,552,506	2,552,506
Weighted average shares outstanding — diluted	2,687,041	2,679,403

Centra Financial Holdings, Inc., and Subsidiaries

CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in Thousands, except Per Share Data)
(Unaudited)

	March 31,	March 31,
	2005	2004
ASSETS
Cash and due from banks	$12,728	$8,923
Interest-bearing deposits in other banks	1,825	1,027
Federal funds sold	7,024	11,641

Total cash and cash equivalents	21,577	21,591

Available-for-sale securities, at estimated fair value (amortized cost of $23,223 in 2005 and $24,193 in 2004)	23,070	24,302

Loans, net of unearned income	417,557	319,138
Allowance for loan losses	(6,825)	(4,683)

Net loans	410,732	314,455

Premises and equipment	7,740	6,208

Loans held for sale	2,039	2,461

Other assets	6,939	5,354

Total assets	$472,097	$374,371

LIABILITIES
Deposits
Non-interest bearing	$57,338	$43,993
Interest-bearing	358,109	285,990

Total deposits	415,447	329,983

Short-term borrowings	13,209	14,619

Long-term debt	10,000	—

Other liabilities	2,914	1,562

Total liabilities	441,570	346,164

STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 2,552,506 and 2,320,550 issued and outstanding on March 31, 2005 and 2004, respectively	2,552	2,320
Additional paid-in capital	25,185	25,419
Accumulated earnings	2,882	403
Accumulated other comprehensive income (loss)	(92)	65

Total stockholders’ equity	30,527	28,207

Total liabilities and stockholders’ equity	$472,097	$374,371

[Centra Financial Holdings, Inc. Logo]

QUARTERLY REPORT
First Quarter 2005

MORGANTOWN

Suncrest		Wharf District
304-598-2000		304-292-2000

Cheat Lake		Sabraton
304-284-8630		304-284-8000

BOARD OF DIRECTORS

JULIAN E. BAILES		MARK R. NESSELROAD*
Chairman, Department		Chief Executive Officer
of Neurosurgery		Glenmark Holdings LLC
WVU School of Medicine

LAURENCE DeLYNN		PARRY PETROPLUS*
Retail Consultant		President Petroplus & Associates

ARTHUR GABRIEL*		MILAN PUSKAR*
Secretary/Treasurer		Chairman
Gabriel Brothers, Inc.		Mylan Labs, Inc.

DOUGLAS J. LEECH*		THOMAS P. ROGERS
President & Chief Executive Officer		Chairman & CEO
Centra Financial Holdings, Inc.		Thoughtfulness, Inc.
& Centra Bank

ROBERT E. LYNCH, JR.		PAUL T. SWANSON*
Vice-President		Chairman
Davis-Lynch Glass Co.		CWS Inc., and Swanson Plating

PAUL F. MALONE		RITA D. TANNER
Physician		Realtor; Dorsey & Kiger Realtors
President — Morgantown ENT Clinic

BERNARD G. WESTFALL*
Retired President & CEO
WV United Health Systems

*Director of Centra Financial Holdings, Inc.

MARTINSBURG

Foxcroft		Williamsport Pike
304-262-6500		304-260-9207

South Berkeley
304-229-4500

BOARD OF DIRECTORS

MANUEL P. ARVON		MICHAEL B. KELLER
Superintendent—Berkeley		Attorney
County School System		Bowles Rice McDavid Graff & Love

KENNETH L. BANKS, DDS		DOUGLAS J. LEECH*
General Dentistry		President & Chief Executive Officer
Centra Financial Holdings, Inc.

JAMES W. DAILEY, II*		ROBERT A. McMILLAN*
Chairman		President
W. Harley Miller Contractors		Jefferson Distributing Company
Vice-Chairman
Farmers & Mechanics Mutual
Insurance Co.

DEBORAH J. DHAYER		JEFFREY S. PETRUCCI
Owner		President Heiston Supply Inc.
Eddies Tire Service

TERRY W. HESS		D. SCOTT ROACH
President		President, R.M. Roach & Sons, Inc.
Virginia Honey Company, Inc.

ROBERT S. STRAUCH, M.D.
Surgeon

*Director of Centra Financial Holdings, Inc.